Exhibit 99.1

Neuronetics, Inc. Announces Preliminary First Quarter 2020 Revenue, Corporate Restructuring, and Provides Business Update

MALVERN, Pa., Apr 8, 2020 (GLOBE NEWSWIRE) — Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced preliminary first quarter 2020 revenue and provided a business update, including the actions it is taking in response to COVID-19.

“During these uncertain times, our first priority is the health and safety of our employees, patients, customers and communities. Depression is a debilitating condition that millions of patients suffer from worldwide, and for those undergoing or in need of treatment, we believe that TMS treatment is a medical necessity. We continue to support our customers and the patients they serve during these challenging times,” said Steve Furlong, Neuronetics’ Chief Financial Officer and member of the interim Office of the President. “In the short term, we expect that our capital equipment sales and treatment session revenues will be materially impacted by this pandemic as customers are deferring capital purchase decisions, and new patient treatment starts and system utilization have declined compared to our pre-COVID-19 projections. As a result, the Company has taken steps to significantly reduce operating expenses and maintain the strength of our balance sheet. Longer term, we will continue to focus on providing products that improve the quality of life for those suffering from psychiatric disorders and are confident that the underlying fundamentals of our business remain strong.”

The Company is not aware of any COVID-19-related government order that prohibits the initiation or continuation of TMS therapy for the treatment of depression. This supports the widely held view that TMS therapy is a medically necessary treatment important for the mental health of patients with major depressive disorder. To facilitate safe on-going use of the Company’s products, the Company has provided customers with clear sanitizing and disinfecting procedures for the NeuroStar TMS Therapy® System. Clinical associations, such as the Clinical TMS Society, are similarly providing guidance to practitioners on delivery of this important therapy in a manner that is protective of both patients and practitioners.

Preliminary First Quarter 2020 Revenue and 2020 Business Outlook

Preliminary unaudited revenue for the first quarter 2020 is expected to be in the range of $11.8 and $12.0 million.

Cash and cash equivalents finished at $63.0 million as of March 31, 2020.

At this date, the Company is currently unable to estimate the specific duration or scale of the impact of the COVID-19 pandemic on its financial and operating results for the full year 2020. As a result, the Company is withdrawing its previously announced full year 2020 guidance, which was issued on March 3, 2020.

In an effort to conserve cash and retain financial flexibility in these uncertain times, the Company has taken restructuring actions to reduce expenses including a reduction in discretionary expenses and headcount through layoffs and furloughs. The Company now estimates operating expenses for the full year 2020 to be in the range of $58 to $60 million, compared to the previously issued guidance of $76 to $78 million. Going forward, beyond the year 2020, this restructuring is estimated to reduce annual operating expenses by $27 to $29 million.

The Company also is in the process of applying for a Payroll Protection Program Loan under the recently passed CARES Act and, to the extent other loan and aid programs become available, seek to participate in them as appropriate.

The Company plans to provide additional information during its first quarter earnings call.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for fiscal year 2020, including with respect to revenue, operating expense and any specific projections provided; future operating expense reduction; expectations or beliefs regarding future events; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 outbreak; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company’s expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Leanne Scott Brown

Vault Communications

610-455-2742

Lbrown@vaultcommunications.com